EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION

OF

QC HOLDINGS, INC.

We, Don Early, President, and Mary Lou Andersen, Secretary, of the above-named corporation, a corporation organized and existing under the laws of the State of Kansas, do hereby certify that at a meeting of the Board of Directors of the corporation, the Board adopted a resolution setting forth the following amendment to the Articles of Incorporation and declaring its advisability:

ARTICLE IV

The aggregate number of shares which the Corporation has authority to issue is Three Million (3,000,000) shares of Common Stock, $.01 par value per share, amounting to an aggregate capitalization of Thirty Thousand Dollars ($30,000), and there shall be no preferences, qualifications, limitations or restrictions whatsoever, nor any special or relative rights, in respect to the shares.

We further certify that thereafter, pursuant to the resolution and in accordance with the bylaws of the corporation and the laws of the State of Kansas, the Board of Directors called a meeting of stockholders for consideration of the proposed amendment, and thereafter, pursuant to notice and in accordance with the statutes of the State of Kansas, the stockholders convened and considered the proposed amendment.

We further certify that the amendment was duly adopted in accordance with the provisions of K.S.A. 17-6602, as amended.

IN WITNESS WHEREOF, we have hereunto set our hands and affixed the seal of the corporation this 21st day of December, 1999.

/S/ DON EARLY
DON EARLY, President

/S/ MARY LOU ANDERSEN
MARY LOU ANDERSEN, Secretary

EXHIBIT 3.2

State of Missouri )
) ss.
County of Jackson )

Be it remembered that before me, a Notary Public in and for the aforesaid county and state, personally appeared DON EARLY, President, and MARY LOU ANDERSEN, Secretary, of the corporation named in this document, who are known to me to be the same persons who executed the foregoing certificate and duly acknowledged its execution of the same this 21st day of December, 1999.

(Seal)

Notary Public

My appointment or commission expires	, 20 .